UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 24, 2014

AEHR TEST SYSTEMS

(Exact name of registrant as specified in its charter)

California	000-22893	94-2424084
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 KATO TERRACE FREMONT, CA 94539
(Address of principal executive offices, including zip code)

510-623-9400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth in Item 3.02 of this Current Report on Form 8-K that relates to the entry into material definitive agreements is incorporated by reference into this Item 1.01.

Item 3.02. Unregistered Sales of Equity Securities.

On November 24, 2014, Aehr Test Systems (the "Company") agreed to issue 1,065,029 shares of its common stock (the "Shares") pursuant to a Common Stock Purchase Agreement by and among the Company and the Investors (as defined therein) (the "Agreement"). The purchase price per share of the common stock sold in the private placement was $2.431, resulting in gross proceeds to the Company of $2.59 million, before offering expenses. The closing of the private placement took place on November 26, 2014, and no placement agent was used in connection with the transaction.

The Shares were offered and sold in the private placement to certain accredited investors without registration under the Securities Act, or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Pursuant to the Agreement, the Company agreed to provide the Investors with the right to include the shares of common stock purchased under the Agreement in any future registration statement filed by the Company, as more fully described in the Agreement.

The foregoing is not a complete summary of the terms of the private placement or the Agreement described in this Item 3.02, and reference is made to the complete text of the Agreement attached hereto as Exhibit 10.1.

On November 25, 2014, the Company issued a press release announcing the private placement, which is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1	Common Stock Purchase Agreement by and among the Company and the Investors (defined therein), dated as of November 24, 2014.
99.1	Press Release dated November 25, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEHR TEST SYSTEMS

By:	/s/ GARY L. LARSON
Gary L. Larson Vice President of Finance and Chief Financial Officer

Date:  November 26, 2014